Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
American Software, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-168943 on Form S-8, No. 333‑191664 on Form S-8, No. 333-206584 on Form S-8, No. 333-213402 on Form S-8, No. 333-220390 on Form S-8 and No. 333-233463 on Form S-8) of American Software, Inc. of our reports dated July 10, 2020, with respect to the consolidated balance sheets of American Software, Inc. and subsidiaries as of April 30, 2020 and 2019, the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended April 30, 2020, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of April 30, 2020, which reports appear in the April 30, 2020 annual report on Form 10‑K of American Software, Inc.
Our report dated July 10, 2020 contains an explanatory paragraph that states that as discussed in Note 1(n) to the consolidated financial statements, the Company has changed its method of accounting for revenue recognition in 2019 due to the adoption of ASU 2014-09, Revenue from Contracts with Customers and the related amendments and its method of accounting for leases in 2020 due to the adoption of ASU 2016-02, Leases, and the related amendments.

 /s/ KPMG LLP
Atlanta, Georgia
July 10, 2020